FOR IMMEDIATE RELEASE





David L. Baker, President and Chief Executive Officer and the Board of Directors of Comm Bancorp, Inc. and its subsidiary, Community Bank & Trust Company with corporate offices located at Main Street, Forest City, Pennsylvania, are pleased to announce that at a meeting held March 27, 1996, a three-for-one (3 for 1) stock split was unanimously approved. The amendment to the Articles of Incorporation and the three-for-one split became effective on April 1, 1996.
The stock split is the third split since 1990. The Company recorded a five-for-one (5 for 1) split in December 1990 and a four-for-one (4 for 1) split in February 1994.

In addition, the Directors are pleased to announce that first quarter earnings exceeded one million dollars. These results reflect the highest quarterly earnings in the bank's history. The Board of Directors has also approved management to make application to the NASDAQ Stock Market, a national market system.

Community Bank and Trust Company, one of the few surviving locally owned community banks, has grown from total assets of $802 thousand in 1934 to approximately $340 million at March 31, 1996. The Bank operates ten community offices with locations in Carbondale, Clifford, Eaton Twp., Forest City, Lake Winola, Lakewood, Montrose, Nicholson, Simpson and Tunkhannock.